Exhibit 99.2

STEELCLOUD, INC.
2008 First Fiscal Quarter earnings call

Moderator: Kevin Murphy
March 24, 2008
10:00 AM ET

Operator:

Good morning, ladies and gentlemen, and welcome to the SteelCloud 2008 First Fiscal Quarter earnings call.

As a reminder, this conference is being recorded today, March 24, 2008. The conference will be available for replay.

I would now like to turn the conference over to Kevin Murphy, SteelCloud’s Chief Financial Officer. Please go ahead, sir.

Kevin Murphy:

Good morning everyone and welcome to SteelCloud’s earnings call for our first fiscal quarter of 2008. On the call today with me is Bob Frick SteelCloud’s President and Chief Executive Officer.

Before we begin, let me read the Safe Harbor Statement.

Except for historical information, all the statements, expectations, and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following, business conditions and the amount of growth in the computer industry and the general economy; competitive factors; ability to attract and retain personnel and key sales and management personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports. SteelCloud takes no obligation to update or correct forward-looking statements.

At this time, I’ll now turn the call over to Bob.

Bob Frick:

Thank you, Kevin. Good morning everyone. Last week, we released our first quarter 2008 financial results for the period ending January 31. We also filed our Form 10Q with the SEC this morning after being granted an extension for our normal filing deadline. This extension provided us additional time to adopt and implement FIN 48 which further clarifies our tax reporting requirements. FIN 48 implementation required us to review the last 8 years of our tax filings. Our adoption of this pronouncement had no impact on our January 31, 2008 balance sheet or income statement. I appreciate your patience as we completed this process.

I briefed the SteelCloud Shareholders during our January earnings call that we are position to grow at least as fast as our target market segments growth of approximately 8% to 10% per year. Additionally I stated that my internal growth goals were from 15% to 20%. I am happy to report that we exceeded this revenue growth target for Q1 as revenues increased over 31% from Q1 2007. Candidly, Q1 2008 was a weak quarter with respect to the volume of hardware sales with resultant lower margins. It is simply not possible to turn everything around overnight ---- but with our strategy and plan we will begin to resolve the remaining challenges throughout fiscal 2008. Our hardware orders remain cyclic in nature and the smoothing of the cyclic hardware orders and resultant revenues is a major element in my plan for SteelCloud. My immediate goal is make our lowest quarter in terms of hardware volume profitable. As I look ahead at the remainder of 2008, I expect continued cycles in the volume of our integration orders with progressively stronger quarters throughout 2008. I remain confident that SteelCloud will continue in our growth in revenue, margin and overall profitability and I expect the SteelCloud Team to deliver a profitable year in 2008.

The remedy to improve gross margin percentages is to simply increase our sales volumes. Many of our manufacturing indirect costs or Costs of Goods Sold are fixed and as we increase our hardware sales volume those allocations will be spread with resultant improvements in profitability. My Sales team is focused on this area and I am seeing early improvement.

We are constantly monitoring our operating costs and as I announced on our last call, I have reduced these annual costs by approximately 20% in our fiscal 2008 plan. We will continue to manage our expenses relative to our revenue and margin results.

I believe it is important during these earnings calls that I provide the shareholders with a report on the progress of my plans and actions and SteelCloud’s progress toward sustained growth and profitability. On a daily basis I measure our progress toward sustained growth and profitability. My internal metrics include progress in the following areas:
1.	Identification of viable new customers and new business opportunities and the validity of those opportunities against the strategic and business plan
2.	Value and quality of new business awards in 2008 and beyond
3.	Strength of pipeline of new business opportunities
4.	Updated forecast for 2008 and 2009
5.	Projected revenue and margin of current and newly captured business
6.	Variance analysis of recent historical months and quarters to fully understand areas that can and must be improved
7.	Personal performance of my Sales and operations Team members

Lastly, is performance of our operations and manufacturing teams and feedback from customers to ensure excellence in all areas.

My candid evaluation of these areas indicates that we must enhance and improve our business development and sales capability. I have taken action to make this group great and I am demanding that they perform at high standards.

Our customer performance is excellent. I have met with several of our customers and SteelCloud’s future is strong with each one of them. The feedback I am getting is that our quality, efficiency, cost, and responsiveness place us at the top of the competition. This is the strength I most admire about SteelCloud and it represents significant long range success.

Our pipeline and resultant forecast are my greatest challenge. SteelCloud must essentially replace its revenue with new contract awards each and every year. As I stated before we will gradually shift to multi-year contracts and longer term contracted engagements so that we can focus more resources on long term growth rather than replacement.

Kevin Murphy and I have been very active in meeting with and briefing the investment community. I have been as candid with investors as I have been with the shareholders. The feedback I receive from these investors has been positive. Some are buying stock and others are watching as they measure our progress toward the plan we have established. We are also continuing to meet with and form strategic partnerships with large and small businesses including additional major integrators and small disadvantaged businesses that need our capability and also promise to growth with us. These efforts have resulted in new contracts and new business reducing our reliance on one large customer.

In November of last year I established a plan of action to identify and capture new business within the government and military markets. To date we have been very successful. We have received purchase orders from three of these large defense contractors and we are in discussion with others. We have also delivered prototype products directly to the military in support of critical programs. I am optimistic that our early success will bear significant growth in the coming months and years.

Our ISV business is growing consistently. We are seeing the product demand of our current ISV customers increase from quarter to quarter. In addition, we are pursuing significant opportunities with new ISV partners.

I am also pleased with our manufacturers’ representative program. The sales channel has grown to 6 companies covering 38 states and Canada with over 25 sales managers and their support staff. We have carefully chosen representatives using an evaluation matrix that includes their representation of the industry’s leading OEMs. This evaluation diligence helps screen for sales performance and provides entry to the key customer base within the embedded computing industrial community. In addition to our continued efforts to contract with the most qualified firms for the remaining states, we are focusing on training and providing upgraded product collateral to further assist them in their portion of our integrator sales plan.

As we reflect back on this last year and the first quarter of 2008, I believe that SteelCloud remains on plan to meet our long term objectives. As I stated before there is no magic here. It takes a daily focus and concentrated effort with unrelenting hard work. The internal organic growth coupled with step growth can and will make SteelCloud a major success story.

It is important that I repeat some of my statements from my first earnings call to ensure we all understand my focus and plan as well as informing shareholders who were not on the last earnings call:

My approach to the leadership of SteelCloud is to set demanding internal goals and objectives and measure our performance against those targets. Externally, SteelCloud is well positioned to grow at least as fast as our target markets. I am confident that our growth rates as a result of market penetration will be significantly higher than those markets. Compared to our business base our market is very large. On the commercial side of that market we have captured about 2% of a well defined business and most of that is within only one of the 12 defined market segments for the ruggedized COTS based servers and appliances we design and build. The addressable commercial market for our ruggedized COTS servers and appliances is greater than $1B in 2008. On the military and government side, the market is a bit harder to isolate but it is significantly larger than the commercial market for the same products and services. As I mentioned earlier, we have begun our penetration into that market.

SteelCloud will remain focused on what I define as three business areas which will sustain the growth and profitability of SteelCloud;

First and most important is the core capability of SteelCloud to design, develop, produce, deliver, integrate and maintain high quality embedded, integrated computing systems to the industrial automation and military server markets. SteelCloud delivers value to our customers by assuming the role of a ‘Virtual Hardware Engineering’ organization implementing a complete program lifecycle solution from initial design all the way through obsolescence management. This core capability forms the basis of the SteelCloud strategic plan. SteelCloud will focus on extending this capability directly into the government market as well as continuing to expand our partnerships with major ISV’s and integrator companies. SteelCloud’s products have a failure rate that is one tenth the failure rate of our competition. That means exceptionally high quality, unblemished service and continuity of operations for our customers.

Secondly, SteelCloud has developed and delivered value added applications, services and products as natural extensions and refinements of the SteelCloud core capability. We provide the foundation for high quality software solutions. SteelWorks Mobile, our plug and play Blackberry Enterprise Server solution for the commercial small and medium business environment as well as select government organizations is a prime example of this strategy

Our third area of focus is our IT Consulting services and service offerings related to the core and special applications which are a natural part of our business and we will develop a robust and sophisticated consulting, augmentation and services offering in support of our products and related IT requirements of our customers. These services will enhance our overall capability and will provide a more sustained business base in the face of the cyclic large volume orders that are part of our core offering.

After Kevin discusses the financial results for the first quarter of this fiscal year I will summarize my message to you.

Kevin Murphy:

Thanks Bob. Last week, we released our results for our first quarter of fiscal 2008. Revenues for the quarter were approximately $5.8 million, compared to $4.4 million in fiscal 2007, an increase of 31%. The net loss for the first quarter of fiscal 2008 was approximately ($676,000) or 5 cents per share, compared to a loss of ($971,000) or 7 cents per share in fiscal 2007.

The revenue increase is attributable to our growth in our core business. Federal Integrator and ISV revenues increased approximately $1.1 million or 59% in Q1 2008 compared to Q1 2007. As Bob has mentioned, our focus for fiscal 2008 is to continue the revenue growth in our core integrator and ISV businesses.

Gross Margins for the quarter were impacted by residual reselling revenues which should curtail going forward. In addition, the Company has allocated direct and indirect manufacturing costs to cost of goods sold for both 2007 and 2008, which reduced gross margins. Many of these manufacturing costs are fixed and will have less impact to gross margin percentages as the Company increases its production volumes in future periods.

As we mentioned in the prior conference call, the Company continues to manage its operating costs. As a result, operating expenses decreased 17% in fiscal 2008 compared to fiscal 2007.

We ended the first quarter with contract backlog of approximately $8 million that we have continued to build upon during our current quarter.

Despite the $676,000 net loss in Q1, we generated positive cash flow of approximately $43,000. As a result, our balance sheet remains strong, our working capital is approximately $3.2 million and together with our unused $3.5 million line of credit, we have the means to readily execute our plan for fiscal 2008.

As previously disclosed, in order to accelerate top line growth, we will continue to explore accretive opportunities that may be outside of traditional, organic growth.

With that, I’ll turn the floor back to Bob.

Bob Frick:

Thank you, Kevin. I continue to be proud of the progress that SteelCloud has made in the past six months. I am not satisfied with the cyclic nature of our business and we will develop and take affirmative action to smooth that cyclic business and to spread our fixed costs over a much larger business base. We can double our manufacturing output without increasing any fixed costs and I intend to work very hard to make that happen. SteelCloud is a long term venture. Many of the shareholders have witnessed trials and tribulations over the past few years that just did not have to occur. My pledge to the SteelCloud team and to the shareholders is to maintain focus, drive hard and perform with excellence. I believe we will reach the goals we have set.

Before I open the floor to questions, let me briefly touch on our disclosure practice. Though we strive to provide as much detail as possible, please appreciate the fact that the level of disclosure we can provide is impacted by a number of factors ------- some outside our control. Notably, the nature of our work with both the government and government contractors exposes SteelCloud to many restrictions regarding our ability to publicize some important projects.

With that said, thank you for taking the time to be with us today. We will continue to provide updates as appropriate - and we expect to have additional news in the next few weeks.

I will now open the floor for questions from the audience.